Exhibit 99.1

Owens-Illinois, Inc. Commences Tender Offer for Its $250,000,000 7 1/2% Senior Debentures due 2010

PERRYSBURG, Ohio, May 14, 2009 — Owens-Illinois, Inc. (“Owens-Illinois”) (NYSE: OI) announced that it has commenced a cash tender offer for any and all of its outstanding $250,000,000 7 1/2% Senior Debentures due 2010 (the “Notes”).

The tender offer will expire at midnight, New York City time, on June 10, 2009, unless extended or earlier terminated (the “Expiration Date”).  Holders who validly tender and do not validly withdraw their Notes prior to 5:00 p.m., New York City time, on May 27, 2009 (the “Early Tender Date”), unless extended or earlier terminated, will be entitled to receive $1,040, payable in cash, for each $1,000 principal amount of Notes validly tendered and accepted for payment, which amount includes an early tender payment of $10.00 per $1,000 of Notes validly tendered and accepted for payment.  Holders who validly tender their Notes after the Early Tender Date but prior to the Expiration Date will receive $1,030 per $1,000 principal amount of Notes accepted for purchase but will not receive the early tender payment.  Accrued and unpaid interest up to, but not including, the settlement date will be paid in cash on all validly tendered and accepted Notes and, except in certain limited circumstances where additional withdrawal rights are required by law, Notes tendered after the Early Tender Date may not be withdrawn.  The settlement date will be promptly after the Expiration Date and, assuming the offer is not extended or earlier terminated, is expected to be on or about June 11, 2009 or promptly thereafter.

The terms and conditions of the tender offer, including Owens-Illinois’ obligation to accept the Notes tendered and pay the purchase price therefore, are set forth in Owens-Illinois’ Offer to Purchase dated May 13, 2009.  Owens-Illinois may amend, extend or, subject to certain conditions, terminate the tender offer.

Owens-Illinois has retained J.P. Morgan Securities Inc., Banc of America Securities LLC and Deutsche Bank Securities Inc. as dealer managers in connection with the tender offer.  Questions regarding the tender offer and requests for documents may be directed to J.P. Morgan Securities Inc. at (800) 245-8812 (U.S. toll-free) and (212) 270-3994 (collect), Banc of America Securities LLC at (888) 292-0070 (U.S. toll-free) and (980) 388-9217 (collect) and to Deutsche Bank Securities Inc. at (866) 627-0319 (U.S. toll-free) and (212) 250-2955 (collect).  Questions regarding the tender offer and requests for documents may also be directed to the information agent, Global Bondholder Services Corporation at (866) 795-2200 (U.S. toll-free) and (212) 430-3774 (collect).

This press release is for informational purposes and shall not constitute an offer to purchase or a solicitation of an offer to purchase with respect to any securities.  Any such offer or solicitation will be made only by means of the Offer to Purchase dated May 13, 2009.

This news release contains “forward looking” statements.  Any forward looking statements in this news release are based on certain assumptions and expectations made by Owens-Illinois in light of its experience and expectations with respect to future developments and other factors it believes are appropriate in the circumstances.  Forward looking statements are not a guarantee of future events and actual results or developments may differ materially from expectations.

SOURCE:  Owens-Illinois, Inc.